UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Saratoga Investment Corp.
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Contact: Richard Petrocelli

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Leading Proxy Advisory Firm Institutional Shareholder Services (ISS) Recommends that Saratoga Investment Corp. Stockholders Vote For Share Proposal at Upcoming Annual Meeting

NEW YORK, N.Y. Sept. 19, 2011 — Saratoga Investment Corp., (NYSE: SAR), a business development company, is pleased to announce that Institutional Shareholder Services, Inc. (“ISS”), the nation’s leading proxy advisory firm, recently issued a report recommending that stockholders of Saratoga Investment Corp. vote “For” all of the proposals included in the proxy statement for the company’s 2011 Annual Meeting of Stockholders including one which would allow the company to issue and sell shares of its common stock below its then current net asset value per share, subject to certain limitations delineated in the proxy statement.

“We are extremely pleased ISS recognizes that the share proposal is in the best interests of the Company’s stockholders,” said Christian L. Oberbeck, the Chief Executive Officer and President of Saratoga. “We view the share proposal as a method of enhancing the company’s ability to obtain financing to pursue favorable investment strategies, including addressing the opportunity resulting from the pullback of many traditional lenders from the middle market and the capitalization of an SBIC subsidiary to the extent that we successfully complete the SBIC license process after having received our “green light” letter,” said Christian L. Oberbeck, the Chief Executive Officer and President of Saratoga.

We urge stockholders to follow ISS’ recommendations by voting “FOR” each of the proposals in the proxy statement for the company’s 2011 Annual Meeting of Stockholders today.  Stockholders who have questions about the proposals or who need assistance voting their shares should contact the company’s proxy solicitor, Morrow & Co., LLC, toll-free at (800) 607-0088 or (203) 658-9400 or by email at sar@morrowco.com. The proxy statement and other information relating to the 2011 Annual Meeting of Stockholders are available on the SEC’s website (www.sec.gov) or under the Investor Relations section of the company’s website (www.saratogainvestmentcorp.com) .

About Saratoga Investment Corp.

Saratoga Investment Corp. is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses.  The Company invests primarily in mezzanine debt, leveraged loans and, to a lesser extent, equity.  Saratoga Investment Corp.’s investment objective is to create attractive risk-adjusted returns by generating current income from its debt investments and capital appreciation from its equity investments.  The Company partners with business owners, management teams and financial sponsors to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives. It has elected to be regulated as a business development company under the Investment Company Act of 1940.

About Saratoga Investment Advisors

Saratoga Investment Advisors, LLC is a New York-based investment firm formed to focus on credit-driven strategies.  It is the external investment adviser to Saratoga Investment Corp. and is affiliated with Saratoga Partners, a middle-market private equity investment firm that primarily invests in businesses with strong management teams and valuations of between $50 million and $500 million.  Saratoga Partners’ investment strategy focuses on companies in manufacturing and business services and it has significant experience in special situations and distressed investing.

Since Saratoga Partners was founded in 1984 as a division of the New York investment firm Dillon, Read & Co., Inc., it has invested in 35 companies with an aggregate value of more than $3.7 billion.  It has been an independent firm since its spinoff in 1998 after Dillon Read was acquired by Swiss Bank Corporation (a predecessor to UBS AG).

Forward Looking Statements
This press release contains certain forward-looking statements.  These forward-looking statements are subject to risks and uncertainties and other factors enumerated in this press release and the filings Saratoga Investment Corp. makes with the SEC.  Saratoga Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Richard Petrocelli
Saratoga Investment Corp.
212-906-7800

Roland Tomforde
Broadgate Consultants
212-232-2222